Exhibit 99.1

NUTRISYSTEM, INC. NAMES DAVID D. CLARK AS

CHIEF FINANCIAL OFFICER

HORSHAM, PA -- October 24, 2007 -- NutriSystem®, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced the appointment of David D. Clark as Chief Financial Officer effective November 26, 2007. Mr. Clark, who served most recently in the same capacity at Claymont Steel Holdings, Inc., will replace James D. Brown, who announced his planned departure on August 10, 2007. Mr. Brown and Mr. Clark will work closely together to ensure a smooth transition of responsibilities.

Mr. Clark joined Claymont Steel as Chief Financial Officer in November 2006, where he was part of the management team tasked to revitalize and execute the IPO for the specialty steel manufacturer. Prior to this, he served as Executive Vice President and Chief Financial Officer of SunCom Wireless since its founding in 1997 through February 2006. During Mr. Clark's tenure, SunCom grew to over $800 million in revenues and executed several successful public financings including its IPO in 1999. He also served as Chief Financial Officer of Triton Cellular Partners, L.P. from its inception through its sale in April 2000 for over $1 billion. Before joining Triton, he was a Managing Director at Furman Selz L.L.C. specializing in communications finance, and earlier, he spent over ten years at Citibank N.A. as a lending officer and a high yield finance specialist. Mr. Clark holds a Bachelors of Science degree in Accounting from Boston College.

"I am delighted to welcome a highly seasoned and accomplished executive of David's caliber to the management team," stated Michael J. Hagan, Chairman and Chief Executive Officer of NutriSystem, Inc. "His extensive experience in financial reporting and controls, Sarbanes-Oxley compliance, capital raising and strategic planning, when combined with his deep understanding of a recurring revenue subscriber business model, makes him the ideal candidate for this role. I look forward to his contributions to achieving NutriSystem's long term growth goals."

Stated Mr. Clark, "NutriSystem's direct-to-consumer proposition is both unique and compelling in the marketplace, resulting in a clear leadership position in the weight management industry. I look forward to contributing my financial and operational experience towards furthering the Company's growth domestically and internationally."

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Sanjay M. Hurry Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: sanjay@thepiacentegroup.com

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